EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-201211 and No. 333-204835) and Form S-8 (No. 333-192594) of Arc Logistics Partners LP (the “Partnership”) of our report dated September 28, 2015 relating to the statement of net assets acquired and liabilities assumed by Arc Terminals Holdings LLC, a wholly owned subsidiary of the Partnership, which appears in this Current Report on Form 8-K/A of the Partnership.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 28, 2015